Exhibit (i)

January 28, 2015
ATTORNEYS AT LAW

777 EAST WISCONSIN AVENUE
MILWAUKEE, WI  53202-5306
414.271.2400 TEL
414.297.4900 FAX
WWW.FOLEY.COM

WRITER’S DIRECT LINE
414.297.5596
pfetzer@foley.com EMAIL

CLIENT/MATTER NUMBER
016658-0101

Reynolds Funds, Inc. 3565 South Las Vegas Blvd., #403 Las Vegas, Nevada 89109

Ladies and Gentlemen:

We have acted as counsel for you in connection with the preparation of an amendment to your Registration Statement on Form N-1A (the “Amended Registration”) relating to the sale by you of an indefinite amount of Reynolds Funds, Inc. Common Stock, par value $0.01 per share (the “Stock”), in the manner set forth in the Amended Registration.  In this connection, we have examined:  (a) the Amended Registration; (b) your Articles of Incorporation and Bylaws, as amended to date; (c) corporate proceedings relative to the authorization for issuance of the Stock; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Stock when sold as contemplated in the Amended Registration will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Amended Registration.  In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Foley & Lardner

FOLEY & LARDNER LLP

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